EXHIBIT 2.2

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         This Amendment No. 1 to the Stock Purchase Agreement, dated as of August 30, 1996 (the "Agreement"), by and among PolyMedica Industries, Inc., a Massachusetts corporation (the "Buyer"), Liberty Medical Supply, Inc., a Florida corporation (the "Company"), and Mark A. Libratore, Edward F. Reilly and Ann E. Royer (collectively, the "Stockholders"), is made as of this 26th day of March, 1997. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         WHEREAS, the Buyer, the Company and the Stockholders desire to amend the Agreement in order to provide for certain changes with respect to future payments of the purchase price thereunder; and

         WHEREAS, pursuant to Section 17 of the Agreement, the Agreement may be amended by a written instrument executed by the Buyer, the Company and the Stockholders;

         NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Buyer, the Company and the Stockholders hereby agree as follows:

         1. Section 1.3 of the Agreement is hereby amended by deleting Subsection (b) thereof in its entirety and replacing it with the following:

                           "(b) The "Contingent Purchase Price" shall be payable only to Messrs. Libratore and Reilly and shall be payable as follows:
         (i) the Buyer shall pay to Mr. Libratore $300,000 in cash on March 26, 1997, together with a promissory note, substantially in the form attached hereto as Exhibit A, in the original principal amount of $50,000, bearing interest at the simple rate of 7.00% per annum (which, for purposes of this Agreement, shall be considered one of the Promissory Notes, as defined in Section 1.3(d)), and (ii) the Buyer shall pay to Mr. Reilly $300,000 in cash on March 26, 1997, together with 24,400 shares of the Buyer's Common Stock (as defined in Section 1.3(d)), which number of shares was determined by dividing $122,000 by the average of the closing sale price per share of the Buyer's Common Stock on the American Stock Exchange on March 24, 1997 and March 25, 1997."

         2. Section 1.5 of the Agreement is hereby deleted in its entirety. The parties hereto agree that the payments described in Section 1 of this Amendment are in full satisfaction of any contingent payment obligations or purchase price adjustments under the Agreement.

         3. In all other respects, the Agreement is hereby ratified and confirmed, and remains in full force and effect.

         This Amendment may be executed in on or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an instrument under seal as of the date first above written.


                                                     The Buyer:

                                                     POLYMEDICA INDUSTRIES, INC.


                                                     By:/s/ Steven J. Lee
                                                        Steven J. Lee

                                                     Its:Chairman and Chief
                                                         Executive Officer


                                                     The Company:

                                                     LIBERTY MEDICAL SUPPLY,INC.


                                                     By:/s/ Mark L. Libratore
                                                        Mark L. Libratore

                                                     Its:President


                                                     The Stockholders:


                                                     /s/ Mark L. Libratore
                                                     Mark A. Libratore


                                                     /s/ Edward F. Reilly
                                                     Edward F. Reilly


                                                     /s/ Ann E. Royer
                                                     Ann E. Royer

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1 to the Employment Agreement, dated as of August 30, 1996 (the "Agreement"), by and between PolyMedica Industries, Inc., a Massachusetts corporation (the "Company"), and Mark A. Libratore (the "Executive"), is made as of this 26th day of March, 1997.

         WHEREAS, the Company and the Executive desire to amend the Agreement in order to provide for an increase in the salary of the Executive;

         NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. Section 3.1 of the Agreement is hereby amended by adding the following sentence thereto at the end of such section:

                  "Notwithstanding the foregoing, the Executive's Base Salary shall be increased to $140,000 effective March 26, 1997."

         2. In all other respects, the Agreement is hereby ratified and confirmed and remains in full force and effect.

         This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an instrument under seal as of the date first above written.


                                                     The Company:

                                                     POLYMEDICA INDUSTRIES, INC.


                                                     By:/s/ Steven J. Lee

                                                     Its:Chairman and Chief
                                                         Executive Officier

                                                     The Executive:


                                                     /s/ Mark L. Libratore
                                                     Mark A. Libratore

       THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
 AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR UNLESS AN
     EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE. THIS NOTE IS
                                NON-NEGOTIABLE.



                           POLYMEDICA INDUSTRIES, INC.

                       7.00% Subordinated Promissory Note

                      (this "Subordinated Note" or "Note")



$50,000                                                Woburn, Massachusetts
                                 March 26, 1997



         PolyMedica Industries, Inc., a Massachusetts corporation (the "Maker"), for value received, hereby promises to pay to MARK A. LIBRATORE the principal sum of FIFTY THOUSAND Dollars ($50,000), together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 7.00% per year until paid in full. Any overdue payment of principal or interest shall bear interest at an annual rate equal to the prime rate for commercial loans announced from time to time by The First National Bank of Boston plus 300 basis points.
Principal and interest shall be paid as follows:

                  Three semi-annual installments of principal (in the amounts of $16,666.66, $16,666.66 and $16,666.67, respectively) plus accrued interest, in arrears, on the following dates:

                  1.       August 30, 1997;

                  2.       February 28, 1998; and

                  3.       August 30, 1998.

         A "Business Day" is any day on which the banks in Boston, Massachusetts are open for business. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.       Subordination.

         (a) Subordination to Senior Indebtedness. The indebtedness evidenced by this Note, and the payment of the principal hereof, and any interest hereon, is wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Indebtedness of the Maker now outstanding or hereinafter incurred. "Senior Indebtedness" means the principal of, and premium, if any, and interest on (i) all indebtedness of the Maker for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Maker to such institutions, (ii) all indebtedness of the Maker for monies borrowed by the Maker from other persons or entities, (iii) obligations of the Maker as lessee under leases of real or personal property, (iv) principal of, and premium, if any, and interest on any indebtedness or obligations of others of the kinds described in (i), (ii) and (iii) above assumed or guaranteed in any manner by the Maker, (v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described in (i), (ii), (iii) and (iv) above, and (vi) any other indebtedness of the Maker which the Maker and the holder hereof may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness; provided, however, that "Senior Indebtedness" shall not mean the principal of, and premium, if any, and interest on indebtedness or obligations described in (i), (ii), (iii) and (iv) above which in the aggregate at any point in time exceeds $50,000,000.

         (b) No Payment if Default in Senior Indebtedness. No payment on account of principal of or interest on this Subordinated Note shall be made, and this Subordinated Note shall not be redeemed or purchased directly or indirectly by the Maker (or any of its subsidiaries), if at the time of such payment or purchase or immediately after giving effect thereto, (i) there shall exist a default in any payment with respect to any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

         (c)      Payment upon Dissolution, Etc.

                  (i) In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Maker or any dissolution or winding up or total or partial liquidation or reorganization of the Maker (being hereinafter referred to as a "Proceeding"), all claims of the holder of this Subordinated Note in such Proceeding shall be deemed assigned, pro rata, to the then holders of the Senior Indebtedness on the basis of the respective amounts of such Senior Indebtedness held by each such holder, and the holder of this Subordinated Note hereby agrees to execute all documents that such holders request in order to evidence such assignment; provided, however, that such assignment shall terminate upon receipt by such holders of payment in full of all of the Senior Indebtedness. While such assignment is in effect, the then holders of the Senior Indebtedness shall have the exclusive right to exercise all rights of the holder of this Subordinated Note arising from its claims in the Proceeding, including but not limited to the right to vote for a trustee and to accept or reject a proposed plan of reorganization or composition, and the holder of this Subordinated Note hereby agrees to execute all documents reasonably requested by the then holders of the Senior Indebtedness in order to exercise any such rights whether (at the sole discretion of such holders) in the holder's own name or in the name of the holder of this Subordinated Note. While such assignment is in effect, any holder of this Subordinated Note also agrees that it shall, upon request, and at its own expense take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all its claims in any Proceeding, and any holder of this Subordinated Note shall not expressly, by implication or by inaction waive any claim in any Proceeding without the written consent of such holders of Senior Indebtedness.

                  (ii) Upon payment or distribution to creditors in a Proceeding of assets of the Maker of any kind or character, whether in cash, property or securities, all principal and interest due upon any Senior Indebtedness shall first be paid in full, or payment thereof in full duly provided for, before any holder of this Subordinated Note shall be entitled to receive or, if received, to retain any payment or distribution on account of this Subordinated Note; and upon any such Proceeding, any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to which any holder of this Subordinated Note would be entitled except for the provisions of this Section 1 shall be paid by the Maker or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by any holder of this Subordinated Note who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to any holder of this Subordinated Note. In the event of any Proceeding, the holder of this Subordinated Note shall be entitled to be paid one hundred percent (100%) of the principal amount hereof and accrued interest hereon and all reasonable fees and costs due in connection herewith before any distribution of assets shall be made among the holders of any class of shares of the capital stock of the Maker in their capacities as holders of such shares.

                  (iii) For purposes of this Section 1(c), the words "assets" and "cash, property or securities" shall not be deemed to include shares of Common Stock of the Maker as reorganized or readjusted, or securities of the Maker or any other person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 1 with respect to this Subordinated Note to the payment of all Senior Indebtedness which may at the time be outstanding, if (x) the Senior Indebtedness is assumed by the new entity, if any, resulting from any such reorganization or readjustment, and (y) the rights of the holders of the Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

         (d) Subrogation. Subject to payment in full of all Senior Indebtedness, any holder of this Subordinated Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Maker made on such Senior Indebtedness until all principal and interest on this Subordinated Note shall be paid in full; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which any holder of this Subordinated Note would be entitled except for the subordination provisions of this Section 1 shall, as between the holder of this Subordinated Note and the Maker and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

         (e) Rights of Holders Unimpaired. The provisions of this Section 1 are and are intended solely for the purposes of defining the relative rights of the holder of this Subordinated Note and the holders of Senior Indebtedness and nothing in this Section 1 shall impair, as between the Maker and any holder of this Subordinated Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder of this Subordinated Note the principal hereof and interest hereon and all other amounts due hereunder, in accordance with the terms hereof, nor shall anything herein prevent any holder of this Subordinated Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holder of this Subordinated Note.

         (f) Holders of Senior Indebtedness. The provisions of this Section 1 regarding subordination will constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination. The holder of this Subordinated Note shall execute and deliver to any holder of Senior Indebtedness (i) any such instrument as such holder of Senior Indebtedness may request in order to confirm the subordination of this Note to such Senior Indebtedness upon the terms set forth in this Subordinated Note, and (ii) any powers of attorney specifically confirming the rights of holders of Senior Indebtedness to enforce such subordination and all such proofs of claim, assignments of claim and other instruments as may be requested by the holders of Senior Indebtedness or their representatives to enforce all claims upon or in respect of this Subordinated Note.

         (g) Payments on Subordinated Note. Subject to Section 1(c), the Maker shall make payments of the principal of, and any interest or premium on, this Note, if at the time of payment, and immediately after giving effect thereto,
(i) there exists no default in any payment with respect to any Senior Indebtedness and (ii) there shall not have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist.

2.       Redemption.

         (a) Subject to the subordination provisions of Section 1, this Note may, at the option of the Maker, be called for redemption, in whole or in part at any time. The Maker shall give at least thirty (30) days prior written notice of redemption to the registered owner at his or its address as shown in the Note Register, and the notice of redemption shall specify the date and place designated for redemption.

         (b) On or after the redemption date fixed in the notice of redemption, no further interest shall accrue on the principal amount so redeemed. Payment of the redemption price shall be made to the registered holder of this Note upon presentation and surrender of this Note accompanied by a duly executed instrument of transfer in blank, at the principal executive office of the Maker. In the event of a partial redemption, this Note shall be presented to the Maker for endorsement of the amount of payment and date paid as a condition precedent to such payment.

3.       Default.

         Subject to the subordination provisions of Section 1, the entire unpaid principal of this Note and the interest then accrued on this Note and all other amounts payable hereunder shall become and be due and payable upon written demand of the holder of this Note, without any other notice or demand of any kind or any presentment or protest, if any one of the following events shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

         (a) If default shall be made in the payment of any installment of principal on this Subordinated Note, or of any installment of interest on this Subordinated Note, and if any such default shall remain unremedied for ten (10) days; or

         (b) If the Maker (i) makes a composition or an assignment for the benefit of creditors or trust mortgage, (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii) admits in writing its inability to pay its debts generally as they become due; or

         (c) If an order for relief shall have been entered by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Maker insolvent, or appointing a receiver, liquidator, custodian or trustee, in bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain undischarged or unstayed for a period of sixty (60) days; or if any substantial part of the property of the Maker is sequestered or attached and shall not be returned to the possession of the Maker or such subsidiary or released from such attachment within sixty (60) days.

4.       Note Register.

         (a) This Note is non-negotiable and may not be transferred. The Maker shall keep at its principal executive office a register (herein sometimes referred to as the "Note Register"), in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Maker shall provide for the registration of this Note.

         (b) Upon receipt by the Maker of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Maker will make and deliver in lieu of this Note a new note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this
Note in lieu of which such new note is made and delivered.

5.       Set Off.

         All payments of principal and interest on this Note shall be subject to the Maker's right pursuant to the Stock Purchase Agreement, dated as of August 30, 1996, among the Maker, Liberty Medical Supply, Inc. and the Stockholders of Liberty Medical Supply, Inc. identified therein to set off any amount due to the Maker pursuant to such agreements against any amount payable under this Note.

6.       Costs of Collection; Application of Payments.

         (a) The Maker agrees to pay on demand all costs, including, without limitation, reasonable attorneys' fees, incurred by the Holder in collecting and/or enforcing the obligations of the Maker under this Note.

         (b) All scheduled payments made pursuant to this Note shall be applied first to the costs of collection and/or enforcement, if any, second to reduction of accrued interest hereunder and finally to reduction of principal. Each prepayment made pursuant to this Note shall be applied, first, to the costs of collection and/or enforcement, if any, second to reduction of accrued interest hereunder and finally to principal installments under this Note in inverse order of their maturity.

7.       General.

         (a) Successors and Assigns. This Note, and the obligations and rights of the Maker hereunder, shall be binding upon and inure to the benefit of the Maker, the holder of this Note, and their respective heirs, successors and assigns.

         (b) Recourse. Recourse under this Note shall be to the general unsecured assets of the Maker only and in no event to the officers, directors or stockholders of the Maker.

         (c) Changes. Changes in or additions to this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Maker and the holder.

         (d) Currency. All payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

         (e) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Maker or to the holder hereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

                  If to the holder:         Mark A. Libratore
                                            1023 South West Catalina
                                            Palm City, Florida 34990

                  If to the Maker:          PolyMedica Industries, Inc.
                                            11 State Street
                                            Woburn, Massachusetts 01801
                                            Attn:  Steven J. Lee
                                            Chief Executive Officer


         (f) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts.


         IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Maker.

                                                     POLYMEDICA INDUSTRIES, INC.


                                                     By: /s/ Steven J. Lee
                                                         Steven J. Lee
                                                         Chairman and Chief
                                                         Executive Officer
[Corporate Seal]



ATTEST: /s/ John K.P. Stone, III
        John K.P. Stone, III
        Assistant Clerk